Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-262909 and 333-75272 on Form S-8, Registration Statement No. 333-270684 on Form S-3, and Registration Statement No. 333-275350 on Form S-1 of our report dated February 23, 2024 (which report includes an explanatory paragraph relating to the existence of substantial doubt about the Company’s ability to continue as a going concern), with respect to the consolidated financial statements of Tharimmune, Inc. as of December 31, 2023 and for the year then ended, included in this Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ Rosenberg Rich Baker Berman P.A.
Somerset, NJ
February 23, 2024